For Immediate Release

Ferro Reports 2009 Second-Quarter Results

CLEVELAND, Ohio – August 4, 2009 – Ferro Corporation (NYSE: FOE) announced today that net sales for the three months ended June 30, 2009 were $399 million, a decline of 37 percent from the second quarter of 2008. Net sales increased 12 percent, sequentially, from the first quarter of 2009.

The Company recorded a loss from continuing operations for the second quarter of $11.1 million, or $0.27 per diluted share, compared with income of $8.2 million, or $0.17 per share, in the second quarter of 2008. The loss from continuing operations declined from $19.7 million, or $0.46 per share, in the first quarter of 2009. The operating loss for the 2009 second quarter included net pre-tax charges of $6.4 million. These charges were primarily related to manufacturing rationalization and other cost reduction activities. Second quarter 2008 operating income was reduced by pre-tax charges of $13.8 million primarily related to restructuring charges, asset write-offs and corporate development activities.

“The actions we are taking to reduce cost and expense have lowered our breakeven sales level, and as a result, we recorded positive operating income, higher gross margins, and reduced selling, general and administrative (SG&A) expense compared with the first quarter of 2009,” said James F. Kirsch, Chairman, President and Chief Executive Officer. “Despite continued reduced customer demand, we made excellent progress during the 2009 second quarter, as we generated significantly improved operating leverage from a modest increase in sales compared with the first quarter. We believe our progressively improving cost structure will continue to benefit our operating performance when the worldwide economy recovers and customer demand strengthens.”

2009 Second-Quarter Results

Net sales declined in the 2009 second quarter compared with the prior-year period due to weak worldwide customer demand reflecting the global economic slowdown that accelerated during the fourth quarter of 2008. Demand continued to be weak from customers serving economically cyclical markets including construction, automobiles and appliances. The Company’s sales decline included reduced sales of precious metals, which contributed approximately 6 percentage points to the 37 percent net sales decline. Changes in foreign currency exchange rates accounted for approximately 3 percentage points of the net sales decline.

Net sales increased 12 percent, sequentially, from the 2009 first quarter to the second quarter. Sequential sales growth was recorded in all regions, with the highest percentage growth in Asia and Latin America.

Compared with the prior-year period, sales declined in the Performance Coatings and Color and Glass Performance Materials segments as a result of continuing weak demand from customers serving the worldwide automotive and construction markets. Operating income was reduced from the prior year period primarily as a result of lower sales volume. Sales in Electronic Materials declined as a result of lower sales volume. Demand for dielectric materials remained weak, compared with the prior-year period, continuing a trend from the 2009 first quarter. Reduced sales of precious metals also contributed to the sales decline. Segment income declined from the 2008 second quarter, driven by the reduced sales volume. Sales in the Polymer Additives and Specialty Plastics segments declined as a result of reduced demand from customers serving construction, automotive and appliance markets. Segment income declined as a result of the lower sales volume, partially offset by reductions in manufacturing costs and selling, general and administrative expense.

Total segment income was $19.3 million, compared with $52.2 million in the 2008 second quarter and $2.8 million in the first quarter of 2009. The sequential growth in segment income from the 2009 first quarter was the result of an increase in product sales, combined with decreases in cost and expense resulting from restructuring actions; staffing reductions; suspension of incentive compensation and other benefit cost reductions; and other cost/expense control initiatives.

Gross margins were 16.3 percent of sales in the 2009 second quarter, compared with 18.8 percent in the prior-year period. The decline in gross margin percentage was driven by the effects of lower manufacturing volume, which increased manufacturing costs per unit. Sequential improvement in gross margin percentage was recorded for the second straight quarter, from a trough in the fourth quarter of 2008, due to restructuring actions and other cost reduction programs. The sequential improvements in gross margin percentage were partially offset by increased higher precious metal sales during the second quarter compared with the 2009 first quarter. For the quarter, raw material costs were lower, in aggregate, than in the prior-year period. Reductions in product prices offset some of the benefits of lower raw material costs. Gross profit for the 2009 second quarter was reduced by $3.7 million due to charges, primarily accelerated depreciation, related to manufacturing rationalization projects in Europe. Gross profit was reduced by charges of $1.4 million during the 2008 second quarter, primarily the result of asset write-offs and costs related to manufacturing rationalization activities.

Selling, general and administrative (“SG&A”) expense was $62.5 million in the 2009 second quarter, a decline of $17.2 million from the second quarter of 2008. The 22 percent decline was the result of expense reduction efforts, including staffing reductions, curtailment of discretionary spending, suspended incentive compensation, and a furlough program for salaried employees. Partially offsetting the decline in SG&A expense were increased pension expenses of approximately $5.0 million. Included in SG&A expense in the 2009 second quarter were charges of $3.0 million primarily related to expense reduction initiatives and other manufacturing rationalization actions. The 2008 second-quarter SG&A expense included charges of $2.4 million primarily related to corporate development activities, asset write-offs and employee severance expenses.

A restructuring-related benefit of $0.3 million was recorded in the 2009 second quarter. The benefit was the result of a $3.7 million reduction in an environmental reserve related to a closed manufacturing site in Europe. This benefit was largely offset by restructuring charges recorded during the quarter, primarily related to manufacturing rationalization activities in Europe. Restructuring charges were $9.0 million in the second quarter of 2008.

During the 2009 second quarter, the Company initiated an additional step in its ongoing European restructuring. Manufacturing operations in Nules, Spain, were discontinued in June and are being consolidated into the Company’s existing operations in Almazora, Spain. This initiative is expected to reduce annual operating costs by approximately $2.5 million.

Interest expense increased due to higher borrowing levels, partially the result of increased collateral requirements related to precious metal leases. Total cash on deposit as collateral related to precious metal leases was $80.4 million on June 30, 2009. Interest expense was also higher than in the prior-year period due to higher interest rates resulting from an amendment to the Company’s credit facility that was signed in March 2009.

Total debt on June 30, 2009 was $650.7 million, an increase of $80.3 million from the end of 2008. Total debt declined by $13.9 million from the end of the 2009 first quarter to the end of the second quarter. In addition, the Company had net proceeds of $16.3 million from off balance sheet receivables factoring programs outside the United States, compared with proceeds of $16.7 million at the end of 2008. The primary driver of the increase in financing during the first half of 2009 was the cash collateral requirement related to certain of the Company’s precious metal leases.

Outlook

End-market demand is expected to remain flat from the second quarter to the third quarter of 2009, reflecting reduced global economic activity and continued effects from tight credit markets. In addition, the Company’s third-quarter results generally reflect seasonally reduced demand from European markets. Customer inventory destocking is expected to continue to decline during the next several months, which could result in some benefit to sales levels. However, the timing and magnitude of this benefit is difficult to forecast. The Company plans to continue cost and expense reduction efforts and liquidity improvement initiatives to mitigate the effects of reduced customer demand.

Due to limited visibility to customer orders and uncertainty in global markets, the Company will not provide specific sales and earnings estimates for the third quarter.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Wednesday, August 5, 2009, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on August 5 through 9 p.m. Eastern time on August 12. To access the replay, dial 800-839-2291 if calling from the United States or Canada, or dial 402-998-1194 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,400 employees globally and reported 2008 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements, particularly if weak economic conditions continue for a prolonged period.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are subject to certain continued listing requirements with the NYSE, including share price, shareholders’ equity and market capitalization, and noncompliance with these NYSE rules could result in the delisting of our common stock from the NYSE.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the United States, European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net sales	$399,277	$631,976	$757,086	$1,222,814
Cost of sales	334,048	513,002	636,611	994,575

Gross profit	65,229	118,974	120,475	228,239
Selling, general and administrative expenses	62,480	79,724	130,608	157,300
Restructuring charges	(309)	9,031	1,089	13,238
Other expense (income):
Interest expense	17,190	12,768	28,364	26,323
Interest earned	(205)	(142)	(473)	(271)
Foreign currency losses (gains), net	1,100	650	2,929	(891)
Miscellaneous expense, net	321	1,554	854	2,994

(Loss) income before income taxes	(15,348)	15,389	(42,896)	29,546
Income tax (benefit) expense	(4,276)	7,188	(12,095)	13,414

(Loss) income from continuing operations	(11,072)	8,201	(30,801)	16,132
Income from discontinued operations, net of income taxes	0	1,683	0	3,327
Loss on disposal of disc. operations, net of income taxes	(116)	9	(358)	(16)

Net (loss) income	(11,188)	9,893	(31,159)	19,443
Less: Net income attributable to noncontrolling interests	620	528	984	938

Net (loss) income attributable to Ferro Corporation	(11,808)	9,365	(32,143)	18,505

Dividends on preferred stock	(199)	(223)	(370)	(450)

Net income attributable to common shareholders	($12,007)	$9,142	($32,513)	$18,055

Per common share data:
Basic (loss) earnings attributable to Ferro Corporation common shareholders:
From Continuing Operations	($0.27)	$0.17	($0.72)	$0.34
From Discontinued Operations	(0.00)	0.04	(0.01)	0.08

	($0.27)	$0.21	($0.73)	$0.42

Diluted (loss) earnings attributable to Ferro Corporation common shareholders:
From continuing operations	($0.27)	$0.17	($0.72)	$0.34
From discontinued operations	(0.00)	0.04	(0.01)	0.08

	($0.27)	$0.21	($0.73)	$0.42

Cash dividends declared	$0.000	$0.145	$0.010	$0.290

Shares outstanding:
Basic	44,701,407	43,622,126	44,533,474	43,638,545
Diluted	44,701,407	43,633,651	44,533,474	43,645,807
End of Period	44,715,684	43,626,920	44,715,684	43,626,920

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months
(Dollars in thousands)	Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Segment Net Sales
Performance Coatings	$117,333	$178,504	$225,921	$339,296
Electronic Materials	100,570	156,202	183,059	297,195
Color and Glass Perf. Materials	76,350	130,230	143,766	259,070
Polymer Additives	62,998	98,715	122,445	191,026
Specialty Plastics	36,934	63,609	71,793	125,402
Pharmaceuticals	5,092	4,716	10,102	10,825

Total Segment Net Sales	$399,277	$631,976	$757,086	$1,222,814

Segment Income
Performance Coatings	$6,225	$12,785	$5,626	$22,265
Electronic Materials	6,387	17,683	8,804	26,432
Color and Glass Perf. Materials	2,223	15,547	(232)	30,983
Polymer Additives	1,588	4,599	3,477	7,318
Specialty Plastics	2,709	3,237	4,171	4,724
Pharmaceuticals	214	(1,679)	327	(457)

Total Segment Income	19,346	52,172	22,173	91,265
Unallocated corp. expenses	16,597	12,922	32,306	20,326
Restructuring charges	(309)	9,031	1,089	13,238
Interest Expense	17,190	12,768	28,364	26,323
Other expense, net	1,216	2,062	3,310	1,832

Income before income taxes from continuing operations	($15,348)	$15,389	($42,896)	$29,546

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30,	December 31,
	2009	2008
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$17,492	$10,191
Accounts and trade notes receivable, net	292,617	296,423
Inventories	179,541	256,411
Deposits for precious metals	80,426	—
Deferred income taxes	18,492	19,167
Other receivables	47,509	58,391
Other current assets	9,780	8,306

Total current assets	645,857	648,889
Property, plant & equipment, net	444,084	456,549
Goodwill	230,628	229,665
Amortizable intangible assets, net	11,265	11,753
Deferred income taxes	132,241	134,361
Other non-current assets	67,442	62,900

Total assets	$1,531,517	$1,544,117

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$37,979	$8,883
Accounts payable	188,172	232,113
Income taxes	9,310	14,361
Accrued payrolls	17,448	18,695
Other current liabilities	65,813	83,012

Total current liabilities	318,722	357,064
Long-term debt, less current portion	612,768	561,613
Postretirement and pension liabilities	226,431	221,110
Deferred income taxes	7,524	13,011
Other non-current liabilities	32,148	34,047

Total liabilities	1,197,593	1,186,845
Series A convertible preferred stock	9,660	11,548
Shareholders’ equity	314,804	335,969
Noncontrolling interests	9,460	9,755

Total liabilities and shareholders’ equity	$1,531,517	$1,544,117

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,		Six Months Ended June 30,
(Dollars in thousands)	2009	2008	2009	2008
Cash flows from operating activities
Net income	($11,188)	$9,893	($31,159)	$19,443
Depreciation and amortization	22,744	18,362	41,353	36,575
Deposits for precious metals	(14,954)		(80,426)
Accounts and trade notes receivable	(12,934)	(10,652)	3,743	(19,184)
Inventories	28,916	(7,028)	75,512	(41,832)
Accounts payable	29,107	(18,080)	(37,894)	9,735
Other changes in current assets and liabilities, net	(6,311)	15,740	(15,781)	15,672
Other adjustments, net	1,789	(12,682)	4,527	(14,057)

Net cash (used for) provided by continuing operations	37,169	(4,447)	(40,125)	6,352
Net cash (used for) provided by discontinued operations	(116)	202	(361)	341

Net cash (used for) provided by operating activities	37,053	(4,245)	(40,486)	6,693
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(20,348)	(18,571)	(22,969)	(32,997)
Proceeds from sale of discontinued operations		(739)		(1,575)
Proceeds from sale of assets and businesses	27	498	72	646

Net cash used for investing activities	(20,321)	(18,812)	(22,897)	(33,926)
Cash flow from financing activities
Net borrowings (repayments) under short- term credit facilities	27,981	(210)	28,945	3,478
Proceeds from revolving credit facility	154,375	250,071	434,624	430,347
Principal payments on revolving credit facility	(198,073)	(208,196)	(384,727)	(380,074)
Principal payments on term loan facility	(763)	(7,165)	(1,525)	(7,927)
Debt issue costs paid	(1,262)		(9,367)
Cash dividends paid	(28)	(6,517)	(636)	(13,036)
Other financing activities	2,018	(2,436)	2,135	(4,238)

Net cash (used for) provided by financing activities	(15,752)	25,547	69,449	28,550
Effect of exchange rate changes on cash and cash equivalents	1,441	(495)	1,235	48

Increase (decrease) in cash and cash equivalents	2,421	1,995	7,301	1,365
Cash and cash equivalents at beginning of period	15,071	11,395	10,191	12,025

Cash and cash equivalents at end of period	$17,492	$13,390	$17,492	$13,390

Cash paid during the period for:
Interest	$12,237	$9,657	$25,792	$26,493
Income taxes	$1,740	$1,065	$5,635	$5,243

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Performance Coatings	$117,271	$178,394	$225,686	$338,896
Electronic Materials	50,281	74,014	98,267	141,297
Color and Glass Performance Materials	71,872	120,689	136,222	239,084
Polymer Additives	62,998	98,715	122,445	191,026
Specialty Plastics	36,934	63,609	71,793	125,402
Pharmaceuticals	5,092	4,716	10,102	10,825

Total net sales excluding precious metals	344,448	540,137	664,515	1,046,530

Sales of precious metals	54,829	91,839	92,571	176,284
Total net sales	$399,277	$631,976	$757,086	$1,222,814

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.